May 14, 2001

            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DEAR STOCKHOLDER:

We cordially invite you to attend the Annual Meeting of Stockholders of Syncor International Corporation on Tuesday, June
19, 2001, beginning at 1:00 p.m. local time. We will hold the meeting at the Warner Center Hilton Hotel, 6360 Canoga Avenue,
Woodland Hills, California 91367.

We enclose the Proxy Statement and the Annual Report for the year ended December 31, 2000. This Notice of the Annual Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, including the consideration of the following proposals:

	(1)	To elect three Directors;

	(2)	To ratify the selection of KPMG LLP as our independent
		auditors for the 2001 fiscal year;

	(3)	To approve an amendment to the 2000 Master Stock Incentive
		Plan relating to the formula plan for the grant of options to non-employee Directors; and

	(4)	To act upon such other matters as may properly come before
		the meeting and any adjournment or postponement.

We urge you to review carefully the discussion of the proposals in the Proxy Statement before you vote your proxy.

To ensure that your shares are represented, even if you plan to attend the meeting in person, we ask that you complete, date, sign and return the enclosed proxy card in the accompanying envelope today. You may revoke your proxy at any time prior to the time it is voted.

We look forward to welcoming you at the Annual Meeting.

Sincerely,


MONTY FU					ROBERT G. FUNARI
CHAIRMAN OF THE BOARD			PRESIDENT AND CHIEF EXECUTIVE OFFICER


                     SYNCOR INTERNATIONAL CORPORATION

                           6464 CANOGA AVENUE
                 WOODLAND HILLS, CALIFORNIA  91367-2407

                  ____________________________________

                           PROXY STATEMENT
                  FOR ANNUAL MEETING ON JUNE 19, 2001


                   PERSONS MAKING THE SOLICITATION


We solicit this proxy on behalf of our Board of Directors for our annual stockholders' meeting to be held June 19, 2001 at the Warner Center Hilton Hotel, 6360 Canoga Avenue, Woodland Hills, California 91367-2407, beginning at 1:00 p.m. local time. We began the mailing of our proxy statement and form of proxy/voting instruction card on May 14, 2001. We will bear all expenses incurred in connection with the solicitation. In addition to solicitation by mail, our Directors, executive officers and other employees may also solicit proxies in person or by telephone or otherwise. They will not be specifically compensated for such services.

    GENERAL INFORMATION ABOUT VOTING BY PROXY OR IN PERSON

You may cast your votes by proxy or in person. For purposes of determining the presence of a quorum, we will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote. Abstentions, however, do not constitute a vote "for" or "against" any matter. We will also treat "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote. However, for purposes of determining the outcome of any matter as to which the broker does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote (even though the same shares are present for quorum purposes and may be entitled to vote on other matters).

Your may revoke your proxy at any time before the stockholders' meeting by filing an executed written revocation or an executed proxy bearing a later date with the Secretary of Syncor, at our principal executive office at 6464 Canoga Avenue, Woodland Hills, California 91367-2407. The execution of the enclosed proxy will not affect your right to vote in person should you find it convenient to attend the Annual Meeting.

                         VOTING SECURITIES

The number of shares of our common stock outstanding and entitled to vote at the Annual Meeting is 24,531,750 shares. Each share is entitled to one vote, and the stockholders are not entitled to cumulate their votes in the election of Directors. Only stockholders of record at the close of business on April 23, 2001, are entitled to notice and to vote at the stockholders' meeting. Shares represented by all valid proxies will be voted according to the instructions contained in the proxies. IN THE ABSENCE OF INSTRUCTIONS, SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THE PROXY HOLDERS WILL VOTE THE PROXY IN ACCORDANCE WITH THEIR BEST JUDGMENT.

The presence, either in person or by proxy, of the persons owning a majority of our shares entitled to vote is necessary for a quorum for the transaction of business. A plurality of the votes cast will elect the Directors. Approval of each other proposal to be brought before the stockholders' meeting will require the affirmative vote of at least the majority in voting interests of the stockholders present, in person or by proxy, at the stockholders' meeting and entitled to vote thereon.


       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning persons known to us to own beneficially more than five percent of our outstanding common stock (our only class of voting securities). The information is based on Section 13(g) filings made with the Securities and Exchange Commission on or before March 31, 2001. All ownership is direct except as otherwise noted.


Name and Address                                          Amount and Nature of    Percent of
Of Beneficial Owner                                       Beneficial Ownership    Class (1)

NORTH STAR ESOP & FIDUCIARY SERVICES, LLC (2)                   3,089,025           12.6 %
500 West Madison Street, Suite 3800
Chicago, IL  60661

WELLINGTON MANAGEMENT COMPANY (3)                               2,542,118           10.4 %
75 State Street, Boston, MA 02109

MONTY FU (4)                                                    2,051,187            8.2 %
6464 Canoga Avenue, Woodland Hills, CA 91367-2407

VANGUARD SPECIALIZED FUNDS - VANGUARD HEALTH CARE FUND          1,629,618            6.7 %
Post Office Box 2600, Valley Forge, PA 19482-2600

AIM MANAGEMENT GROUP INC.                                       1,475,400            6.0 %
11 Greenway Plaza, Suite 200, Houston, Texas  77046


(1)	Calculated on the basis of 24,461,088 shares (excluding treasury
	shares) outstanding as of March 31, 2001. Percentages are calculated including option shares not outstanding which the beneficial owner has a right to acquire within 60 days of March 31, 2001.

(2)	Trustee of our Employees' Savings and Stock Ownership Plan
	("ESSOP"). The trustee will vote the ESSOP shares in accordance with the instructions of the beneficial owners. With respect to ESSOP shares for which no voting instructions are given by the beneficial owners, the Company may direct the trustee on how to vote those shares.

(3)	Includes 1,629,618 shares reported by Vanguard Specialized Funds -
	Vanguard Health Care Fund.

(4)	Includes 493,592 option shares that are exercisable on March 31,
	2001 or within 60 days thereafter, 22,187 ESSOP shares as of March 31, 2000, and 34,840 shares held as trustee for his children.


                SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 2001, the beneficial ownership of our common stock by each of our Directors and executive officers named in the "Summary Compensation Table."
All ownership is direct unless otherwise noted.


Name of                      Amount and Nature of Beneficial Ownership      Percent of
Beneficial Owner                                                            Class (1)

Dr. Steven B. Gerber                    114,300  (2)                            (*)

George S. Oki                            59,900  (3)                            (*)

Bernard Puckett                             -0-                                 (*)

Arnold E. Spangler                       95,900  (4)                            (*)

Dr. Henry N. Wagner, Jr.                 37,410  (5)                            (*)

Dr. Gail R. Wilensky                     57,426  (6)                            (*)

Ronald A. Williams                       45,015  (7)                            (*)

Robert G. Funari                      1,100,942  (8)                          4.4 %

Monty Fu                              2,051,187  (9)                          8.2 %

Haig S. Bagerdjian                      827,872  (10)                         3.3 %

David L. Ward                           191,672  (11)                           (*)

Rodney E. Boone                          52,220  (12)                           (*)

All Directors and executive officers
as a group (16 individuals)           5,489,779  (13)                        20.3 %


(1)	Calculated on the basis of 24,461,088 shares (excluding treasury
	shares) of our common stock outstanding as of March 31, 2001. Percentages and amounts are calculated including shares not outstanding which the individual has a right to acquire pursuant to options exercisable on March 31, 2001 or within 60 days thereafter. Exceptions are noted for each individual. The executive officers' ESSOP shares are included and separately noted for named executive officers in the following notes. The ESSOP number and percentage are as of March 31, 2001 but does not include any bonus shares for 2000 or matching shares for the first quarter of 2001.

(2)	Includes 39,300 option shares and 75,000 shares held as co-trustee
	for his children.

(3)	Includes 20,900 option shares.

(4)	Includes 20,900 option shares.

(5)	Includes 2,500 option shares.

(6)	Includes 37,300 option shares.

(7)	Includes 16,668 option shares.

(8)	Includes 839,392 option shares and 9,389 shares under the ESSOP.

(9)	Includes 493,592 option shares, 22,187 shares under the ESSOP,
	and 34,840 shares held as trustee for his children.

(10)	Includes 476,708 option shares and 5,927 shares under the ESSOP.

(11)	Includes 135,616 option shares and 106 shares under the ESSOP.

(12)	Includes 32,220 option shares.

(13)	Includes 2,631,880 option shares and 77,467 shares under the
	ESSOP.

(*)	Less than 1%.



             PROPOSAL ONE: ELECTION OF DIRECTORS

           IDENTIFICATION OF DIRECTORS AND NOMINEES

The three nominees below are successors to the class whose term expires at this Annual Meeting and, if elected, will serve until the annual stockholders' meeting in 2004 when their respective successors are duly elected and qualified. The three nominees currently serve as Directors for us.

In the event that any of them should be unable to serve, the proxies named on the enclosed proxy card will vote in their discretion for such other persons as the Board of Directors may recommend, unless the Board reduces the number of Directors to eliminate any vacancies.

The Board of Directors recommends that the stockholders vote FOR the election of the nominees named. Unless otherwise instructed, the proxies will vote for all of the nominees. The shares represented in person and by proxy cannot be voted for more than three nominees.


                   NOMINEES FOR ELECTION

ROBERT G. FUNARI                  Director since January 23, 1995
                                                          Age: 53

Mr. Funari has served as our Chief Executive Officer since July 1996, and as our President since January 1996. Mr. Funari joined us in August 1993 as Executive Vice President and Chief Operating Officer. Prior to joining us, Mr. Funari was Executive Vice President and General Manager for McKesson Drug Company. From 1975 to 1992, Mr. Funari held a number of key management positions with Baxter International and its subsidiaries, including Corporate Vice President and President of its Pharmaseal Division. Mr. Funari has a B.S. in Mechanical Engineering from Cornell University and an M.B.A. from Harvard Business School. Mr. Funari also serves as a director of Pope & Talbot, Inc., a publicly traded company, and the following non-publicly traded financial institutions: Peninsula Banking Group, Inc., Bay Cities National Bank, and Community First Financial Group, Inc.

GEORGE S. OKI                          Director since May 17, 1985
                                                           Age: 50

Mr. Oki has been the Chairman of the Board of Meta Information Services Inc. since 1993 and its President since 1996. Mr. Oki was a Director of our predecessor corporation from July 1982 to August 1983 and from December 1984 until its merger with us in January 1986. Mr. Oki has a B.S. degree in Horticulture from Colorado State University and an M.B.A. from the University of Southern California. He is the brother-in-law of Monty Fu.

BERNARD PUCKETT                     Director since January 2, 2001
                                                           Age: 56

Mr. Puckett has been a private investor since January 1996. From January 1994 to January 1996, Mr. Puckett was President and then President and Chief Executive Officer of Mobile Telecommunication Technologies Corporation. From 1967 to 1994, he was at IBM Corp., where he held a variety of positions, including Senior Vice President of Corporate Strategy and Development and Vice President and General Manager, Applications Software. Mr. Puckett is also a director of P-Com, Inc., Openwave System, Inc. and IMS Health.


                        TERMS EXPIRING IN 2002

MONTY FU                              Director since May 17, 1985
                                                          Age: 54

Mr. Fu has served as our Chairman of the Board of Directors since
May 1985.   In 1975, Mr. Fu co-founded Pharmatopes, Inc., a
radiopharmaceutical company out of which our present company evolved. Mr. Fu also served as our Chief Executive Officer from May 1985 until February 1989. Mr. Fu has a B.S. in Pharmacy with a specialization in Nuclear Pharmacy.

HENRY N. WAGNER, JR., M.D.           Director since August 3, 1992
                                                           Age: 73

Dr. Wagner has spent more than 30 years at The Johns Hopkins University, pioneering radioactive diagnostics and treatments. He is currently a Professor of Radiological Science and Environmental Health Sciences, as well as the Director of the Division of Radiation Health Sciences. Dr. Wagner and his work have been nationally and internationally recognized with numerous honors and awards, including the prestigious American Medical Association's Scientific Achievement Award. Dr. Wagner is a member of many professional societies, including the Institute of Medicine, and serves on several research committees for such organizations as the National Institutes of Health, National Research Council and the Nuclear Regulatory Commission.

RONALD A. WILLIAMS                   Director since December 4, 1998
                                                             Age: 51

Mr. Williams has served as Executive Vice President and Chief of Health Operations of Aetna Inc. since March 2001. Prior to joining Aetna, he was at Blue Cross of California, where he served as President from May 1996 until March 2001, and in other managerial positions between 1987 and May 1996. Mr. Williams received a Master of Science in Management from the Massachusetts Institute of Technology (MIT), and a B.A. in Psychology from Roosevelt University. While at MIT, he was a Sloan Fellow, as well as a Bush Leadership Fellow.

                       TERMS EXPIRING IN 2003

STEVEN B. GERBER, M.D.                    Director since May 1, 1990
                                                             Age: 47

Dr. Gerber has been a Managing Director for CIBC World Markets since 1993, and its head of health care research since 1997. Dr. Gerber has an M.B.A. in Finance from the University of California, Los Angeles, and is a board-certified internist and cardiologist with subspecialty training in Nuclear Cardiology. He received his M.D. from Tufts University and a B.A. in Psychology from Brandeis University. He is also a director of Intracel Corp.

ARNOLD E. SPANGLER                        Director since August 9, 1985
                                                                Age: 52

Mr. Spangler has been a Managing Director of Mancuso & Company, a private merchant banking firm, since 1993. Mr. Spangler was a Managing Director of PaineWebber Incorporated and a Co-Director of its mergers and acquisitions department from 1989 to 1991, and a General Partner in the investment banking firm of Lazard Freres & Co., where he worked primarily in the areas of mergers and acquisitions and financial advising, from 1983 to 1989. Mr. Spangler has a B.S. in Economics from Iowa State University and an M.B.A. from Harvard Business School.

DR. GAIL R. WILENSKY                      Director since July 12, 1993
                                                               Age: 57

Dr. Wilensky's professional career spans more than 30 years of policy analysis, management, and university-level teaching. She has been the John M. Olin Senior Fellow at Project HOPE, an international health foundation, since 1993, and has been chair of the Medicare Payment Advisory Commission since October 1997. She was chair of the Physician Payment Review Commission from 1995 to 1997. From 1992 to 1993, she served in the White House as Deputy Assistant to the President for Policy Development. Before joining the White House staff, she was the Administrator of the Health Care Financing Administration in the Department of Health and Human Services for two years. As Administrator, she directed the Medicare and Medicaid programs. Dr. Wilensky is a nationally recognized expert on a wide range of health policy and financing issues and has published extensively on health economics and other policy issues. Dr. Wilensky has received numerous honors and awards and is an elected member of the Institute of Medicine of the National Academy of Sciences. She is a director of Advanced Tissue Sciences, Inc., United Healthcare Corporation, Quest Diagnostics Incorporated, HCR Manor Care, Inc., Gentiva Health Services, Inc., and Corsolutions, Inc., and is a Trustee of the Combined Benefits Fund of the United Mine Workers of America.


              IDENTIFICATION OF EXECUTIVE OFFICERS

The following persons are all of our executive officers. Our executive officers serve at the discretion of the Board of Directors.

                                    DIRECTOR AND/OR
NAME                    AGE         OFFICER SINCE           POSITION(S)

Robert G. Funari        53          August 1993             Director, President and Chief Executive Officer

Monty Fu                54          May 1985                Director and Chairman of the Board

Haig S. Bagerdjian      44          January 1995            Executive Vice President; President and Chief Executive Officer,
                                                            Syncor Overseas Ltd.

Rodney E. Boone         43          June 2000               Executive Vice President; President and Chief Executive Officer,
                                                            Syncor Pharmacy Services

David L. Ward           45          March 1999              Executive Vice President; President and
                                                            Chief Executive Officer, Comprehensive Medical Imaging, Inc.

John S. Baumann         40          October 1998            Senior Vice President, General Counsel and Secretary

Jack L. Coffey          49          April 1989              Senior Vice President, Quality and Regulatory

Sheila H. Coop          60          November 1992           Senior Vice President, Human Resources and Communications

Michael E. Mikity*      53          November 1985           Senior Vice President, Chief Financial Officer and Treasurer

*Mr. Mikity announced that he will resign from his position effective May 1, 2001.

            BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

Mr. Robert Funari's and Mr. Monty Fu's business experiences are described above. The following is a description of the business experiences of the other executive officers.

HAIG S. BAGERDJIAN has served as our Executive Vice President and as President and Chief Executive Officer of Syncor Overseas Ltd., since June 1998. Mr. Bagerdjian joined us in 1991 as an Associate General Counsel and Assistant Secretary. He became Vice President, Secretary and General Counsel in January 1995, and was appointed Senior Vice President, Business Development, in October 1996. He also served as our Chief Legal Officer from June 1998 until June 1999 and continued as our Secretary until January 2001. Mr. Bagerdjian received a B.A. in International Relations and Slavic Languages and Literature, and Certificates in Russian Studies, Strategic Defense and National Security, from the University of Southern California in 1983, and a J.D. from Harvard Law School in 1986. He is admitted to the State Bar of California. Mr. Bagerdjian is currently a director of VDI Multimedia.

JOHN S. BAUMANN has served as our Senior Vice President and General Counsel since June 1999 and as our Secretary since January 2001. He joined us in October 1998 as Corporate Vice President and General Counsel. Prior to joining us, he served as Associate General Counsel for KPMG LLP from March 1995 to October 1998, and as Vice President and Associate Corporate Counsel for The Continental Corporation from November 1991 to March 1995. Mr. Baumann received his B.A. in Psychology from Columbia College in 1982, and his J.D. from Harvard Law School in 1985. He is admitted to the State Bar of New York.

RODNEY E. BOONE has served as our Executive Vice President and as President and Chief Executive Officer of Syncor Pharmacy Services since June 2000. Prior to joining us, Mr. Boone was with Allegiance Corporation, a subsidiary of Cardinal Health, where he served as President, West Region, and Corporate Officer from June 1998 to June 2000, Vice President of Business Development from June 1996 to May 1998, Vice President of Support Services from August 1994 to May 1996, and in other management positions from April 1993 to August 1994. Mr. Boone received his B.S. in American Studies from Oregon State University in 1980.

JACK L. COFFEY was elevated to Senior Vice President, Quality and Regulatory, in January 2001. He was our Corporate Vice President, Quality and Regulatory, from July 1996 until January 2001, and before that served as our Vice President in various capacities.
He joined Nuclear Pharmacy, Inc., our predecessor, in 1984 as Director of Radiation Services. Mr. Coffey received a Bachelor of Science degree from Cumberland College in 1973 and a Master's Degree in Radiation Biology in 1978 from the University of Tennessee. He is also a certified health physicist.

SHEILA H. COOP was elevated to Senior Vice President, Human Resources and Communications, in January 2001. She was our Corporate Vice President, Human Resources, from 1992 until January 2001. Ms. Coop joined us in July 1991, as Director of Human Resources. Prior to joining Syncor, Ms. Coop was a Senior Human Resources Consultant with Jorgensen and Associates. From 1988 to 1990, Ms. Coop was Director of Human Resources for Daylight Transport, Inc., a national transportation company. Ms. Coop received a Bachelor of Science degree from the University of California, Los Angeles, and a Certificate of Professional Designation in Human Resources Management from the University of California, Los Angeles, School of Law and Graduate School of Business in 1983.


MICHAEL E. MIKITY is our Senior Vice President, Treasurer and Chief Financial Officer. He has been our Chief Financial Officer and Treasurer since 1985, except for the period between June 1993 until August 1994 when he served as Chief Information Officer. He was also Vice President from June 1993 until June 1996, when he was promoted to Senior Vice President. Mr. Mikity is a certified public accountant and received his B.S. in Accounting from the University of Southern California in 1973.

DAVID L. WARD. has served as our Executive Vice President and as President and Chief Executive Officer of Comprehensive Medical Imaging, Inc., since March 1999. Prior to joining us, Mr. Ward was with American Rehability Services, Inc., where he served as President from November 1997 until February 1999, and as Chief Operating Officer from May 1996 until October 1997. From 1988 to 1996, Mr. Ward held various managerial positions with NovaCare, Inc., including Region President. Mr. Ward received his B.S. in Journalism/Public Relations from the University of Kansas.

            INFORMATION CONCERNING OPERATION OF THE
             BOARD OF DIRECTORS AND ITS COMMITTEES

In order to facilitate the handling of various functions of the Board of Directors, the Board has appointed a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Quality Committee and Officer Director Committee. The current membership of the committees is as follows, with the chairman of each committee identified by an asterisk:

AUDIT             COMPENSATION      NOMINATING AND          QUALITY           OFFICER DIRECTOR
COMMITTEE         COMMITTEE         GOVERNANCE COMMITTEE    COMMITTEE         COMMITTEE

Steven Gerber*    George Oki        Monty Fu                Robert Funari     Monty Fu*
Arnold Spangler   Arnold Spangler*  Robert Funari           Steven Gerber     Robert Funari
Gail Wilensky     Ronald Williams   George Oki*             Henry Wagner
                                    Ronald Williams         Gail Wilensky*

AUDIT COMMITTEE. The functions of this Committee include review of those matters that primarily relate to a financial audit of us and our subsidiaries, including (i) the findings of the independent auditors, (ii) the accounting principles used by us and actual or impending changes in financial accounting requirements, (iii) the financial and accounting controls, and (iv) the recommendations by the independent auditors. The Report of the Audit Committee is contained below in this Proxy Statement. The committee held three meetings in 2000.

COMPENSATION COMMITTEE. The functions of this Committee include
(i) the review of the performance of the Chief Executive Officer and other executive officers, (ii) the annual review, examination and approval, as needed, of salary ranges and salaries for the executive officers and compensation for non-employee Directors,
(iii) the review of compensation arrangements involving major acquisitions, salary administration policy, fringe benefit policy and other compensation matters as requested by the Board of Directors, and (iv) the administration of the Company's various stock and other incentive plans. The committee held five meetings in 2000.

NOMINATING AND GOVERNANCE COMMITTEE. The functions of this Committee include (i) setting-up procedures for identifying nominees for Director positions, (ii) reviewing prospective new members of the Board of Directors and nominations for successive terms of current Board members, (iii) making recommendations to the Board of Directors for nominees for Director positions, (iv) reviewing the governance structure of the Board, and (v) advising and making recommendations to the Board on matters concerning directorship practices. The committee will consider the possible nomination as Directors of persons recommended by stockholders. Any such recommendations should be in writing and should be mailed or delivered to the us, marked for the attention of the Nominating and Governance Committee, on or before the date for receipt of stockholder proposals for the next annual meeting. The committee held three meetings in 2000.


QUALITY COMMITTEE. The functions of this Committee include establishing strategic priorities for quality, assessment and evaluation of quality standards and determining who will carry out the process. The committee also establishes expectations and reviews plans and procedures to improve our quality standards. The committee held one meeting in 2000.

OFFICER DIRECTOR COMMITTEE. The committee reviews current and past compensation of non-employee Directors and administers various incentive plans relating to the compensation of our Directors with stock or stock options. The committee held one meeting in 2000.

BOARD OF DIRECTORS. The Board of Directors held 14 meetings in 2000, 10 of which were telephonic. Each of the Directors attended more than 75 percent of the total number of meetings of the Board of Directors and the total number of meetings held by the Board Committees on which he or she served.


       COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

COMPENSATION OF DIRECTORS. Each non-employee Director receives an annual retainer of $15,000, plus a fee of $1,000 per day for regular Board meetings (including one travel day per meeting if traveling outside of their home states) and $500 per telephonic meeting. The Chairmen of the Compensation Committee and the Audit Committee each receive an additional annual fee of $2,500. Non-employee Directors are also eligible to participate in our Executive Deferral Plan, pursuant to which we contribute on behalf of the non-employee Director an amount equal to 25% of the deferred compensation.

In addition to their fees, non-employee Directors receive stock incentives in order to closely align their interests with those of the stockholders'. Under the 2000 Master Stock Incentive Plan, each non-employee Director is eligible to receive a stock option grant upon appointment or reelection with an average annual Black-Scholes value (a widely accepted method of determining the fair market value of options) not to exceed 80% of the annual compensation opportunity for the Director for each year of his or her pending term of service. Based on the formula plan, in 2000, non-employee Directors who were reelected during the 2000 stockholders' meeting (Dr. Gerber, Mr. Spangler and Dr. Wilensky) received 11,265 option shares, those Directors with two years left of service in their terms (Dr. Wagner and Mr. Williams) received 7,510 option shares, and the Director with one year left of service in his term (Mr. Oki) received 3,755 option shares.

The above formula plan was approved by the stockholders in 2000, but we are presenting to the stockholders a proposal to eliminate this formula plan and institute a new one under which each continuing non-employee Director would receive an annual stock option grant for 5,000 option shares (to vest after one year), and each newly-appointed or newly-elected non-employee Director would receive an initial stock option grant for 10,000 option shares (50% to vest after one year, and 50% to vest after two years). In addition, the proposal would allow the Directors to make an election to receive stock options in lieu of all or any portion of his or her annual retainer. Under the proposal, the Director could receive $4 worth of options (based on a Black Scholes valuation at the time of grant) for every $1 in retainer exchanged. The Director must make the election prior to the beginning of the fiscal year during which the retainer is earned. In order to equalize the options granted to the non-employee Directors under the original formula plan and the proposed formula plan, the grants in 2001 and 2002 are proposed to vary from the new formula plan. For 2001, Dr. Gerber, Mr. Spangler and Dr. Wilensky will not receive an option grant, Dr. Wagner and Mr. Williams will each receive an option grant for 2,490 shares, and Mr. Oki will receive an option grant for 6,245 shares. Mr. Puckett, who became Director in January 2001, will receive an option grant for, 10,000 shares. In 2002, Dr. Gerber, Mr. Spangler and Dr. Wilensky will each receive a stock option grant for 3,735 shares, and all other continuing Directors will each receive stock option grants for 5,000 shares. Starting in 2003, all continuing Directors will each receive stock option grants for 5,000 shares. If the stockholders approve the proposal, it will go into effect on June 19, 2001, except that the ability to exchange retainer fees for stock options will be effective only for retainer fees earned after January 1, 2002. A summary of the amendment is provided under Proposal Three below.

2000 MASTER STOCK INCENTIVE PLAN (THE "2000 MSIP"). The 2000 MSIP provides long term incentives for our Directors and employees through the grant of (a) options and (b) other awards such as stock appreciation rights, restricted stock awards and performance share awards. The 2000 MSIP expires on June 20, 2010, and thereafter no award may be granted under the plan. The Board of Directors had delegated its discretionary and administrative authority under the 2000 MSIP to the Compensation Committee (the "Administrator"). Options are granted to executive officers and other employees under the 2000 MSIP at the discretion of the Administrator. The purchase price per option is determined by the Administrator, but in the case of incentive stock options, it must be at least fair market value on the date of grant. Options are subject to a vesting schedule and period determined by the Administrator.

EMPLOYEES' SAVINGS AND STOCK OWNERSHIP PLAN ("ESSOP"). Eligible employees may participate in our ESSOP, as administered pursuant to Section 401(k) of the Internal Revenue Code (the "Code"), by contributing up to two percent of their pay through pre-tax payroll deductions for the purchase of our common stock. We match such contributions in Syncor stock on a share-for-share basis. In addition, participating employees may contribute up to an additional 14 percent of their pay, subject to a maximum dollar amount, to an account with several investment fund choices. We match these additional contributions in Syncor stock at the rate of $.50 on the dollar up to the first four percent of the employee's pay.

EXECUTIVE DEFERRAL PLAN. All executive officers, Directors and members of management are eligible to participate in the Executive Deferral Plan (the "Deferral Plan"). The Deferral Plan allows each participant to defer up to 25 percent, and in the case of non-employee Directors, 100 percent, of his or her annual compensation. The Deferral Plan is designed to defer the payment of taxes on the deferred income until such time as the deferments are distributed to the participants. Under the Deferral Plan, we make a monthly contribution on behalf of the employee at a rate of 25% on up to 15% (100% for non-employee Directors) of the deferred compensation. The Deferral Plan is secured with a "Rabbi Trust" which is responsible for plan investments. Currently, assets are invested in a selection of separate and fixed accounts made available through flexible variable life insurance policies owned by the trust and in a selection of funds available through an independent money management firm. The Deferral Plan participants select from up to 23 investment accounts. The investment performance of each account selected will determine the returns credited to the individual participant's deferral account value.

EXECUTIVE LIFE INSURANCE PLAN. All executive officers receive life insurance coverage computed on the same basis as all salaried employees. In addition, the executive officers each have term life insurance of $500,000, premiums for which are paid by us.

SPLIT DOLLAR ARRANGEMENT WITH MONTY FU. In January 1999, we entered into a split dollar arrangement with Monty Fu and a trust for the benefit of his children, by which Mr. Fu relinquished all his then-current and future interests in the Executive Deferral Plan in exchange for our agreement to pay the premiums on a life insurance policy insuring Mr. Fu and his wife and owned by the trust. The after-tax net present value of the premiums under the split dollar plan was calculated to be identical to the then-net present value of what Mr. Fu would have received under the Deferred Compensation Plan. Under the split dollar agreement, we will pay the annual premium of $412,000 for seven years, but we will be repaid the full amount of the cumulative premiums in the sixteenth year of the plan, or earlier upon the death of Mr. Fu and his wife. The beneficiaries of the trust would be entitled to any proceeds from the policy in excess of the amount repaid to us. We also pay the annual cost of Mr. Fu's term life insurance policy.

BENEFITS AGREEMENT. We entered into a Benefits Agreement, the form of which was approved by the Board of Directors in November 1989 and amended by the Board on June 20, 1995, with all of our Directors and executive officers. The agreement provides for accelerated vesting of stock options, deferred incentive earnings and all other awards under our incentive plans in the event of a "change in control" as defined in such Benefits Agreement.

CORPORATE EXECUTIVE MANAGEMENT INCENTIVE PLAN.   Annual incentive
compensation is awarded to the officers only if we achieve our earnings per share ("EPS") objective for the fiscal year. The EPS objective for 2000 was $.98, which was achieved. The EPS objective for 2001 is $1.40. Assuming that the EPS level is reached, the amount of the annual incentive compensation will be calculated based on three components: the achievement of the EPS target, the achievement of Syncor's return on assets ("ROA") target, and the officer's achievement of pre-determined objectives for the year (the "MBOs"). The maximum annual incentive compensation could range from 50% to 85% of base salary, as approved by the Board of Directors.

PERFORMANCE EQUITY PLAN. To better align the interests of stockholders and management, we implemented the Performance Equity Plan for officers in 1998. The Plan provides for the vesting of awards upon the attainment of certain price targets for our stock. Originally, the Plan gave each officer an opportunity to receive stock and cash awards as well as an opportunity to accelerate the vesting of stock options, upon the achievement of a target, with the cash, stock and option awards weighted equally. In June 2000, the Plan was amended so that awards earned after that date would consist primarily of the vesting of stock options, with an opportunity to receive cash or stock only to the extent that the officer is entitled to an additional overachievement award as described further below. Under the amended Plan, an officer is given a stock option with a Black-Scholes value equal to approximately one to two times his or her base salary, depending on the officer's position, for each stock price target set by the Board. If a stock price target is met within a specified window, the allocated stock option shares will vest. If Syncor stock outperforms the S&P SmallCap Health Care Index when the target is met, the officer will be entitled to an additional overachievement award in the form of cash or stock. If Syncor stock underperforms relative to the S&P SmallCap Health Care Index, the number of option shares that will vest will be proportionately reduced. If a stock price target is not met within the specified window period, then the officer will lose the opportunity to accelerate the vesting of stock options designated for that target period. Stock options that do not vest on an accelerated basis vest nine and one-half years after the date of grant.

In 2000, three stock price targets were achieved: $21.50, $26.50 and $32.50. Prior to the attainment of the $26.50 and $32.50 targets, the Board amended the Plan to eliminate the stock and cash awards, and in replacement thereof, the officers were granted additional stock options based on a formula approved by the Board. The next targets are $41 (which must be maintained for 10 out of 20 consecutive trading days by December 31, 2002), $52 (which must be maintained for 10 consecutive trading days by December 31,
2003), and $65 (which must be maintained for 10 consecutive trading days by December 31, 2004).

EXECUTIVE VACATIONS AND DISABILITY INSURANCE. Each executive officer receives four weeks of vacation annually and is covered by disability insurance paying up to 70 percent or $15,000 per month, whichever is less, of the executive officer's cash compensation, upon total disability, until the age of 65.


              REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

On June 2, 2000, the Board of Directors approved an updated charter for the Audit Committee. The complete text of the new charter, which reflects standards consistent with the Audit Committee Policy of the National Association of Stock Dealers, is attached as Appendix 1 to this Proxy Statement.

The Audit Committee consists of 3 independent members. In performing its oversight function, the Committee reviewed and discussed our audited consolidated financial statements for fiscal 2000 with management and KPMG, LLP, our principal independent auditors and independent accountants. The Committee also discussed with KPMG all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Communication with Audit Committees) and, with and without management present, discussed and reviewed the results of KPMG's examination of the financial statements.

The Audit Committee obtained from KPMG a formal written statement describing all relationships between the auditors and our company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with the auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors' independence.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for fiscal 2000, for filing with the Securities and Exchange Commission.

                                    Audit Committee of
                                    the Board of Directors,
                                    Syncor International Corporation

                                    Steven B. Gerber, Chairman
                                    Arnold E. Spangler
                                    Gail R. Wilensky


             REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee and the performance graphs included elsewhere in this Proxy Statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the performance graphs by reference therein.

The Compensation Committee reviews management's suggestions on executive base salary compensation and annual incentive compensation, evaluates the executive officers' performance, and makes recommendations to the Board of Directors.

The Committee's Goals

In determining the compensation recommendations for executive officers to the Board of Directors, the Committee's goals are: (1) to attract, retain and motivate a highly capable and experienced executive officer group; (2) to link pay to the officer's performance, his or her division's or department's performance, and Syncor's performance; and (3) to align executive compensation with stockholder interests. Consistent with these objectives, the Committee makes a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value. The Committee also encourages stock ownership as a way for an employee to continually focus on growing stockholder value.

In determining total compensation for each executive officer, Syncor also takes into consideration Internal Revenue Service regulations which limit corporate deductions to $1,000,000 per executive officer for compensation not qualified under Section 162(m) of the Internal Revenue Code.

Salaries and Annual Incentive Compensation

The Committee annually reviews salary levels of executive officers using data from publicly traded biopharmaceutical companies and companies in the S&P SmallCap Healthcare Index, with similar net sales and number of employees, as well as data from executive compensation surveys comparing companies of similar size. The salary levels for 2000 and 2001 were targeted for the median of salaries of corresponding positions at the benchmark companies.

The Compensation Committee designed the annual incentive compensation to be consistent with (a) overall Company performance measured in Syncor's earnings per share or EPS and return on assets or ROA, and (b) the officer's performance measured by successful achievement of specific performance goals. The EPS target for 2000 was $.98, which was achieved by the Company. For 2001, the EPS target is $1.40. The individual performance goals are established each year based on recommendations of the Chief Executive Officer, as approved by the Compensation Committee and the Board of Directors. Individual performance, in turn, is measured by "management by objectives" or "MBOs," a goal-oriented measure used to evaluate the performance of officers against established individual and department objectives. Annual incentive compensation for Syncor's executive officers can increase or decrease significantly if individual performance or Syncor's performance exceeds, or fails to achieve, targeted
performance levels.   Assuming that the EPS level and ROA targets
are achieved, and an officer achieves 100% of his or her MBOs, the executive officer will receive as his or her annual incentive compensation an amount equal to 50% to 85% of base salary, as approved in advance by the Board of Directors.

Long Term Incentives

In 1998, the Board of Directors implemented the Performance Equity Plan, a performance-based long-term incentive compensation program designed to link executive rewards more directly to the increase
of stockholder value through stock price growth.   We set various
stock price targets for our stock, and if the targets are achieved, each officer would be entitled to the vesting of awards allocated for that target. We believe that the Plan has been very effective in creating the right incentives to maximize individual performance, departmental performance, Syncor's performance and stockholder value. In fact, since 1998, six stock price targets have been achieved, including three targets ($21.50, $26.50 and $32.50) in 2000. Originally, the awards consisted of stock, cash and stock options, with each component weighted equally. In order to minimize the current year effect on earnings resulting from cash and stock payouts when a target is achieved, we amended the Plan in June 2000 to make the awards consist primarily of the vesting of stock options. Officers could still receive cash or stock, but only for the overachievement portion of the award if Syncor stock outperforms the S&P SmallCap Healthcare Index.

Before we amended the Plan to eliminate most of the cash and stock payouts, Syncor was already underway to achieving the fifth and sixth stock price targets. Recognizing that the payouts under the fifth and sixth targets would have had an unanticipated adverse effect on our earnings, the Committee recommended, and the officers agreed, to forego the cash and stock payouts that they would have received upon the achievement of the fifth and sixth stock price targets, and instead substitute stock options for those payouts. In exchange for eliminating the cash and stock payouts, we also agreed to give the officers the opportunity to receive an additional cash award after the completion of fiscal 2000, but only so long as the EPS for fiscal 2000, after taking into account the payment of the bonuses, is at $1.09 or higher. Our 2000 EPS exceeded $1.09, entitling the officers to the additional bonus from a bonus pool of $958,000.

In June 2000, we also amended the Plan to add three new targets:
$41, to be achieved by December 31, 2002; $52, to be achieved by December 31, 2003; and $65, to be achieved by December 31, 2004. We believe that tying the awards to the achievement of the stock price targets provides a more quantifiable and objective measure of the performance of our executive officers. In addition, since officers would receive their awards only if the stockholders obtain a direct financial benefit through the achievement of higher stock prices, the officers' interests are more closely aligned with the interests of the stockholders.

In addition to the executive officers, 20 other members of Syncor's management who have direct responsibilities for implementing the goals and strategies set forth by the Directors and executive officers, also participate in the Plan. As a result, a significant portion of these employees' compensation in 2000 was also tied to the achievement of the $21.50, $26.50 and $32.50 stock price targets, and is tied to the future achievement of the $41, $52 and $65 targets. This arrangement synchronizes the long-term incentives for all levels of management. It also underscores for each participant both the risks and the rewards associated with linking compensation to stock price performance.

Universal Performance Equity Participation Plan (the "Universal
Plan")

Almost 2,000 of our employees below the executive officer level have been awarded stock option grants under the Universal Plan.
In 2000, we extended the Universal Plan to our overseas employees. This program is a crucial element of our goal to motivate all of Syncor's employees to sustain and enhance Syncor's long-term performance.

1998 Senior Management Stock Purchase Plan (the "Stock Purchase
Plan")

Syncor also has a policy to encourage stock ownership by both Directors and officers to closely align the interests of management with those of the stockholders. Consistent with this policy, in 1998, the Board presented to Syncor's stockholders the Stock Purchase Plan, which was approved by the stockholders. All officers and Directors subscribed to purchase shares under the plan in 1998. The officers subsequently purchased additional shares in 1999. In addition, 11 other members of Syncor's management team are participating under the plan. The Committee believes that this commitment to employee stock ownership has played a significant part in driving Syncor's recent success in creating value for its stockholders.

Compensation of Chairman of the Board and Chief Executive Officer

2000 was an another excellent year for Syncor, with record earnings in excess of $29.5 million, representing a 48% increase in EPS. These financial results came from strong performances across the board from Syncor's radiopharmacy, medical imaging and overseas businesses. The Committee believes that the leadership of Mr. Funari and Mr. Fu was key to these accomplishments. Mr. Fu's and Mr. Funari's compensation and related benefits are based principally on their rights under their respective employment agreements with Syncor, each of which is described below in the section captioned "Employment, Severance, Indemnity and Change of Control Arrangements." Their compensation is detailed in the tables that follow this report.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Arnold E. Spangler, George S. Oki and Ronald A. Williams, all of whom are non-employee Directors. From time to time, members of the Compensation Committee asked the participation of the executive officers, including the Chief Executive Officer, in their deliberations for the purpose of gathering information or recommendations. Mr. Oki is the brother-in-law of Mr. Fu, and abstains from any voting involving compensation for Mr. Fu. None of the other members of the Compensation Committee had a relationship requiring disclosure under any paragraph of Item 404 of Regulation S-K.

                                    Compensation Committee of
                                    the Board of Directors,
                                    Syncor International Corporation

                                    Arnold E. Spangler, Chairman
                                    George S. Oki
                                    Ronald A. Williams


           SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

The following tables and accompanying notes show the compensation for the Chief Executive Officer and the four next highest paid executive officers of Syncor and its subsidiaries during 2000.

                                                    SUMMARY COMPENSATION TABLE

                                                                        Long Term Compensation

                                    Annual Compensation                Awards           Payouts


       (a)              (b)     (c)         (d)        (e)          (f)         (g)         (h)         (i)

                                                      Other                   Securities
                                                      Annual      Restricted  Underlying              All Other
                                                      Compen-     Stock       Options/    LTIP        Compen
Name and                      Salary      Bonus       sation      Award(s)    SARs        Payouts     -sation
Principal Position      Year  (1)($)     (2)($)       (3)($)      ($)         (#)         (4)($)      (5)(6)($)

ROBERT G. FUNARI        2000  400,000     247,000        --         --        373,612       960,203      84,799
President and           1999  400,000     252,200      24,675       --        107,948       981,939   1,301,366
Chief Executive Officer 1998  307,499     258,575        --         --        178,696     1,210,627      71,283

MONTY FU                2000  300,000     176,000        --         --        224,946       635,197      23,454
Chairman of the Board   1999  300,000     171,000      23,970       --         38,028       678,801      13,431
                        1998  275,000     205,100        --         --        132,304       936,630      67,413

HAIG S. BAGERDJIAN      2000  240,000     277,200        --         --        154,252       494,784      49,687
Executive Vice          1999  240,000     237,600      21,150       --         26,076       462,073     477,596
President               1998  213,869     354,476        --         --        284,848       673,518      47,343

DAVID L. WARD           2000  265,000     225,400     168,009       --        141,926       441,733      29,996
Executive Vice          1999  212,000     118,620     161,176       --        149,524       316,876      27,449
President

RODNEY E. BOONE         2000  131,731     300,000        --         --        182,512       104,355       1,562
Executive Vice
President



(1)	Amounts shown include cash and non-cash compensation earned and
	received by executive officers as well as amounts earned but deferred at the election of those executive officers under the Executive Deferral Plan and the ESSOP.

(2)	Annual bonuses are paid under the Corporate Executive Management
	Incentive Plan. Mr. Boone's bonus for 2000 includes a sign-on bonus of $100,000. Mr. Ward's bonus for 1999 includes a sign-on bonus of $90,000.

(3)	The compensation in 1999 for Mr. Funari, Mr. Fu and Mr. Bagerdjian
	is for imputed income as a result of purchases of Syncor shares under the 1998 Senior Management Stock Purchase Plan at prices below fair market value. Mr. Ward's compensation in 2000 includes $48,188 representing the mortgage differential he had contracted to receive upon his move to California, $8,039 in relocation expenses, $25,000 in forgiven debt plus $13,730 in related tax gross-up and $2,552 in imputed interest, and $70,500 in the form of a stock grant. Mr. Ward's compensation in 1999 includes $99,573 in the form of a stock grant, $59,780 in relocation expenses and $1,823 for the gross-up of COBRA payments.

(4)	The long term incentive payouts for 2000 were awarded under the
	Performance Equity Plan (the "PEP") as a result of the achievement of three stock price targets under the PEP. Included in the payouts are payments made to the officers as consideration for their agreement to forego the cash and stock bonuses they would have received under the PEP upon the attainment of the $26.50 and $32.50 stock price targets. The foregoing consideration was paid to the officers: Mr. Funari, $960,203; Mr. Fu, $635,197; Mr Bagerdjian, $132,204; Mr. Ward, $119,750; and Mr. Boone, $57,480.
	The following long term incentive payouts for 1999 were awarded under the PEP as a result of the achievement of one stock price target in 1999 and under the 1997 Management Incentive Plan (the "1997 MIP"): Mr. Funari, $811,214 under the PEP and $170,725 under the MIP; Mr. Fu, $513,259 under the PEP and $165,542 under the 1997 MIP; Mr. Bagerdjian, $349,577 under the PEP and $112,496
	under the 1997 MIP; and Mr. Ward, $316,876 under the PEP.   The
	following long term incentive payouts for 1998 were awarded under the PEP as a result of the achievement of two stock price targets in 1998 and under the 1996 Management Incentive Plan (the "1996 MIP"): Mr. Funari, $1,055,440 under the PEP and $155,187 under the 1996 MIP; Mr. Fu, $781,443 under the PEP and $155,187 under the 1996 MIP; and Mr. Bagerdjian, $561,918 under the PEP and $111,600 under the 1996 MIP.

(5)	In last year's proxy statement, we reported income from stock
	option exercises in column (i). We are not including that information in this column this year because the information is provided in the table below under the heading "Option Exercises and Year-End Values Table."

(6)	Under the ESSOP, named executive officers received Syncor shares
	as matching contributions and bonus contributions with the following values based on the respective December 31 closing price: Mr. Funari, $11,469 in 2000, $5,476 in 1999, and $12,344
	in 1998; Mr. Fu, $9,490 in 2000, $4,747 in 1999, and $11,881 in
	1998; Mr. Bagerdjian, $6,298 in 2000, $3,291 in 1999 and
	$8,693 in 1998; and Mr. Ward, $3,869 in 2000.  Under the
	Executive Deferral Plan, the following matches were made to each officer's contributions: Mr. Funari, $62,830 in 2000, $68,618 in 1999, and $53,198 in 1998; Mr. Fu, $49,788 in 1998; Mr.
	Bagerdjian, $36,626 in 2000, $36,494 in 1999, and $35,450 in 1998;
	Mr. Ward, $20,759 in 2000 and $27,449 in 1999; and Mr. Boone,
	$1,562 in 2000. We also reimbursed Mr. Fu $2,872 in 2000 and $2,510 in 1999 to cover expenses to pay the annual cost of the term life insurance policy described in the paragraph on our Split Dollar arrangement with Mr. Fu under the section "Compensation of Directors and Executive Officers." The balance of the amounts in column (i) represents premiums paid for term life and disability insurance under the Executive Life Insurance Plan.


               OPTION EXERCISES AND YEAR-END VALUES TABLE
          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                    AND FY-END OPTION/SAR VALUES

This table gives information for options exercised by each of the named executive officers in 2000, and the value (stock price less exercise price) of "in-the-money" options held by those executive officers at year-end, based upon the per-share closing price of Syncor stock of $36.375 on December 31, 2000, as traded in NASDAQ.

                                                            Number of                        Value of
                                                       Securities Underlying              Unexercised
                                                           Unexercised                    In-the-Money
                                                           Options/SARs                   Options/SARs
                                                            At FY-End                     at FY-End(1)
                                                              (#)(1)                         ($)(1)
                                                            __________                     __________

                           Shares          Value                                          Exercisable/
                         Acquired on      Realized         Exercisable/                  Unexercisable
Name                     Exercise(#)        ($)           Unexercisable                       (1)

ROBERT G. FUNARI             --              --          831,684 / 179,572           18,526,410 / 1,704,459

MONTY FU                     --              --          493,592 / 104,486           10,698,903 / 888,738

HAIG S. BAGERDJIAN           --              --          464,208 / 165,436           10,789,220 / 3,217,738

DAVID L. WARD              20,000          356,250       158,140 / 113,310            1,728,818 / 1,449,512

RODNEY E. BOONE             --               --           32,220 / 150,292               98,674 / 460,269


                                OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                                              Potential Realizable
                                                                              Value at Assumed
                                                                              Annual Rates of Stock
                                                                              Price Appreciation for
                        Individual Grants                                     Option Term
     (a)                  (b)         (c)             (d)            (e)               (f)               (g)

                        Number of   % of Total
                        Securities  Options
                        Underlying  Granted to     Exercise or
                        Options     Employees in   Base Price     Expiration
     Name               Granted (1) Fiscal Year     ($/sh)           Date           5% ($)(2)         10% ($)(2)

Robert Funari             30,830       1.13         14.3125         3/28/10           277,503            703,246
                         342,782      12.61         33.3125         6/20/10         7,181,301         18,198,826

Monty Fu                 224,946       8.27         33.3125         6/20/10         4,712,630         11,942,731

Haig Bagerdjian          154,252       5.67         33.3125         6/20/10         3,231,587          8,189,477

David Ward               141,926       5.22         33.3215         6/20/10         2,973,357          7,535,071

Rodney Boone             182,512       6.71         33.3125         6/20/10         3,823,636          9,689,844

(1)	Mr. Funari's 30,830 option shares expiring on March 28, 2010, vest
	over a four-year period, 25% each year, upon the attainment of EPS targets set by our Board for a given year. If an EPS target is not achieved, the stock option shares allocated to vest for that target will vest on September 28, 2009. Mr. Boone's option shares includes 100,000 option shares that vest equally over a four-year period. All the other options expiring on June 20, 2010 were granted under the Performance Equity Plan (the "PEP"). Those grants consisted of two components. The first component was allocated for three new stock price targets ($41 by December 31, 2002, $52 by December 31, 2003, and $65 by December 31, 2004) set
	by the Board, pursuant to which the following option shares were granted: Mr. Funari, 128,742 shares; Mr. Fu, 84,846 shares; Mr. Bagerdjian, 57,936 shares; Mr. Ward, 53,310 shares; and Mr. Boone, 50,292 shares. If a stock price target is not met, the stock options allocated for that stock price target will not vest until December 20, 2009. The remaining option shares were granted in exchange for the officers' agreement to forego the cash and stock compensation they would have received upon the achievement of the $26.50 and $32.50 stock price targets. Those option shares vested in 2000 when the stock price targets were achieved.

(2)	Assumes that the market price per share of Syncor Common Stock
	appreciates in value from the date of grant to the end of the option term at the rates indicated.



  EMPLOYMENT, SEVERANCE, INDEMNITY AND CHANGE OF CONTROL ARRANGEMENTS

ROBERT FUNARI'S EMPLOYMENT AGREEMENT. Mr. Funari's current two-year employment agreement expires on December 31, 2001, but may be extended thereafter for another two years unless we or Mr. Funari decides not to extend the agreement. The agreement entitles Mr. Funari to a salary of $400,000 per year, and a stock option grant for 30,830 shares in 2000. He also receives various fringe benefits, including participation in our Management Incentive Plans, the Performance Equity Plan, and any other incentive plan approved by the Board and applicable generally to our executive officers. In the event of a termination without cause, Mr. Funari would receive the unpaid portion of his salary for the period of time remaining in his employment agreement, plus prorated incentive plan payments. He would also have the right to exercise all vested stock options, and would be entitled to receive any award that vests under the Performance Equity Plan within 30 days after termination of employment. Upon a change of control as defined in the employment agreement, the vesting of all stock option grants and the benefits under all incentive plans shall be accelerated. Upon a termination without cause following a change of control, the employment period is extended to include the two year period following the termination. If the change of control results in the voluntary or involuntary termination of his employment, Mr. Funari would be entitled to receive all amounts due under any incentive plan applicable to him through the expiration of his employment period.

MONTY FU'S EMPLOYMENT AGREEMENT. Mr. Fu's current two-year employment agreement expires on December 31, 2001, but may be extended thereafter for another two year period unless we or Mr. Fu decides not to extend the agreement. The agreement entitles Mr. Fu to a salary of $300,000 per year. Mr. Fu's agreement also contains the same provisions found in Mr. Funari's agreement regarding benefits, change of control, and termination of employment.


OTHER AGREEMENTS WITH CHANGE OF CONTROL ARRANGEMENTS. In addition to the above agreements, each non-employee Director and executive officer has a Benefits Agreement pursuant to which, under certain limited conditions in the event of a change in control, each person receives compensation for one year and all stock options fully vest immediately. Our various stock incentive plans also provide for the vesting of all unvested options upon a change of control. The Performance Equity Plan, described above under "Compensation of Directors and Officers," provides for the acceleration of the vesting of stock options upon a change of control. The split dollar arrangement with Monty Fu's family trust described above under "Compensation of Directors and Officers" also contains a provision that allows the trust to accelerate our payment obligations or to terminate the requirement to repay us for premiums paid upon a change of control.

INDEMNITY AGREEMENT. Each non-employee Director and executive officer has an Indemnity Agreement which, under certain conditions, provides for indemnification of the Directors or executive officers for the duties performed for us or our subsidiaries and affiliates. The form of the Indemnity Agreements was approved by our stockholders.


        CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 1998, our stockholders approved the 1998 Senior Management Stock Purchase Plan, which allows officers and Directors to buy shares of our common stock to be paid with a five-year secured promissory note. The following is a list of the officers and Directors who purchased shares under the Stock Purchase Plan, and the principal amount of their loans: Dr. Gerber, $321,234; Mr. Oki, $321,234; Mr. Spangler, $321,234; Mr. Fu, $3,001,218; Mr.
Bagerdjian, $2,476,350; Mr. Baumann, $737,550; Mr. Boone, $666,250; Ms. Coop, $519,512; and Mr. Coffey, $903,325. Mr.
Mikity, who had a loan of $602,950 under the Stock Purchase Plan, paid off his entire loan with 2 payments, one in December 2000 and another in January 2001. In March 2001, we instituted a stock buyback program, pursuant to which we offered to buy back at fair market value a certain number of shares that were purchased by Directors, officers and other participants under the Stock Purchase Plan. In exchange for a participant's shares, we retired all or a portion of his or her promissory note obligations. The following is a list of the Directors and officers who surrendered shares under the stock buyback program, and the value of those shares: Dr. Wagner, $85,534.50; Dr. Wilensky, $202,653.00; Mr.
Williams, $322,357.75; Mr. Funari, $2,944,733.67; and Mr. Ward,
$1,566,100.50.

We also loaned $135,000 to Mr. Ward in April 2000. Mr. Ward repaid the principal amount of $95,000 plus accrued interest thereon in March, 2001, and the remainder was repaid in April
2001.

All loans bear interest at the federal rate imputed by the Internal Revenue Service.


              RELATIONSHIP WITH INDEPENDENT AUDITORS

Our Board of Directors appointed KPMG LLP as our independent auditors for 2001, subject to stockholder ratification as set forth below. KPMG LLP served as our independent auditors for 2000. A representative from KPMG LLP will be present at the Annual Meeting, will have the opportunity to make statements, and will be available to respond to your questions.


                  DISCLOSURE OF AUDIT FEES

The following is a description of the fees billed to us by KPMG during fiscal 2000:

AUDIT FEES: Audit fees billed to us by KPMG in connection with KPMG's review and audit of our annual financial statements for fiscal 2000 and KPMG's review of our interim financial statements included in our Quarterly Reports on Form 10-Q during 2000 totaled approximately $172,500.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES: We did not engage KPMG to provide advice to us regarding financial information systems design and implementation during fiscal 2000.

ALL OTHER FEES: Fees billed to us by KPMG during fiscal 2000 for all other non-audit services rendered to us totaled approximately $350,000.


      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 (the "1934 Act"), requires our Directors and executive officers to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Additionally, Item 405 of Regulation S-K under the 1934 Act requires us to identify in this Proxy Statement those individuals for whom one of the above-referenced reports was not filed on a timely basis during the most recent fiscal year or prior fiscal years. Based solely upon our review of Forms 3, 4 and 5 furnished to us, we believe that all reports required to be filed during 2000 pursuant to Section 16(a) of the Act were timely filed.


                 SYNCOR STOCK PRICE PERFORMANCE

The following chart compares the value of $100 invested in our common stock from December 31, 1995, through December 31, 2000, with a similar investment in the NASDAQ Composite (U.S. companies) and with the S&P SmallCap Health Care (Medical Products & Supplies) Index. The NASDAQ Composite (U.S. companies) is an index comprised of all domestic common shares traded on the NASDAQ National Market and the NASDAQ SmallCap Market. The S&P SmallCap Health Care (Medical Products & Services) Index is a composite index of 22 health care companies in the S&P SmallCap 600, including Syncor (7.02%), that primarily provide medical products and supplies. The table below shows the value of each such investment on December 31, 1995, 1996, 1997, 1998 , 1999 and 2000
assuming reinvestment of dividend.





                    PLACE THE GRAPH HERE



                            CUMULATIVE TOTAL RETURN GRAPH



                                    Dec-95      Dec-96      Dec-97      Dec-98      Dec-99      Dec-00

Syncor International Corporation     $100        $198        $239        $404        $431       $1,078
NASDAQ Stock Market (U.S.)           $100        $123        $151        $213        $395        $238
S&P SmallCap Health Care             $100        $102        $119        $128        $158        $218
(Medical Products & Supplies) Index







                      PROPOSAL TWO

        RATIFY SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of its Audit Committee, has appointed KPMG LLP to serve as our independent auditors for 2001, subject to ratification by the stockholders.
In taking this action, the members of the Board and the Audit Committee considered KPMG's long-standing relationship with us, its general reputation for adherence to professional auditing standards, and its independence with respect to the services to be performed. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions from stockholders.

The affirmative vote of the holders of a majority of the shares present and voting on this proposal at the Annual Meeting is required to approve the proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS OUR INDEPENDENT AUDITORS FOR 2001. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


                     PROPOSAL THREE

                APPROVAL OF AMENDMENT TO
           2000 MASTER STOCK INCENTIVE PLAN


At the Annual Meeting, you will be asked to approve an amendment to the automatic option grant program in effect for our non-employee Directors (the "Non-Employee Directors' Option Program") under the 2000 Master Stock Incentive Plan (the "Plan"). The proposed amendment would effect the following changes to the Non-Employee Directors' Option Program:

	(i)	Each newly elected or appointed non-employee Director
		(provided such Director was not previously our employee) will receive an automatic option grant for 10,000 option shares of our common stock upon his or her initial election or appointment to the Board. Fifty percent of the option shares would vest on the first anniversary of the grant, and the remainder would vest on the second anniversary. Previously under the Plan, such a newly elected or appointed non-employee Director would have received an initial option grant with a Black-Scholes value (a widely accepted method of determining the fair market value of an option) not to exceed 80% of the annual compensation opportunity for the non-employee Director multiplied by the number of years, or pro rata portion thereof, from the date of appointment or reelection until the date the non-employee Director is up for reelection.

	(ii)	Each continuing non-employee Director (other than a Director
		who received his or her initial stock option grant within six months prior to the annual stockholders' meeting) will receive an automatic option grant for 5,000 option shares of our common stock at each annual stockholders' meeting. All of the option shares would vest on the first anniversary of the grant. Previously, such a continuing non-employee Director would only receive an option grant under the Plan during an annual stockholders' meeting during which such Director is elected to a new 3-year term.

	(iii)	Each Director will also be allowed to elect to receive stock
		options in lieu of all or any portion of his or her annual retainer. Under the proposal, the Director could receive $4 worth of options (based on a Black Scholes valuation at the time of grant) for every $1 in retainer exchanged. The Director must make the election prior to the beginning of the fiscal year during which the retainer is earned.

	(iv)	In implementing the original automatic option grant program
		in 2000, the number of option shares received by each Director was calculated based on the number of years remaining in his or her term of service. As a result, a Director with three years remaining in his or her term received three times as many option shares as a Director with one year remaining in his or her term. If the Non-Employee Directors' Option Program is approved by the stockholders, the grants in 2001 and 2002 will vary from the proposal in order to equalize the number of options granted under the original method and under the proposed method. For 2001, Dr.Gerber, Mr. Spangler and Dr. Wilensky will not receive an option grant, Dr. Wagner and Mr. Williams will each receive an option grant for 2,490 shares, and Mr. Oki will receive an option grant for 6,245 shares. Mr. Puckett, who became Director in January 2001, will receive an option grant for, 10,000 shares. In 2002, Dr. Gerber, Mr. Spangler and Dr. Wilensky will each receive a stock option grant for 3,735 shares, and all other continuing Directors will each receive stock option grants for 5,000 shares. Starting in 2003, all continuing non-employee Directors will each receive stock option grants for 5,000 shares.

	(v)	If the stockholders approve the proposal, it will go
		into effect on June 19, 2001, except that the ability to exchange retainer fees for stock options will be effective only for retainer fees earned after January 1, 2002.

The proposed amendment is intended to assure that the Non-Employee Directors' Option Program is competitive and will provide sufficient equity incentives to attract and retain the services of highly-qualified and experienced non-employee Directors. The proposed amendment was adopted by the Board on April 24, 2001, subject to stockholder approval.

The major provisions of the Plan, including a description of the types of awards that may be granted thereunder, are summarized below:

ADMINISTRATION.  The Plan is administered by the Compensation
Committee of the Board or any other Committee of Directors appointed by the Board for purposes of serving as the committee under the Plan ("Administrator"). The Administrator has considerable discretion under the Plan.

GRANTS OF AWARDS TO EMPLOYEES. The Administrator in its capacity as grantor of awards, may grant awards to any of our officers or employees. Potentially all of our employees, including officers who are also Directors, are considered eligible at the present time for discretionary awards if the Administrator determines that they are able to make key contributions to our success. The Administrator also determines which employees will actually receive awards. Under the Plan, the maximum number of option shares that may be granted to an employee during any given fiscal year will be 400,000 shares.

Typically, the only consideration received by us for the grant of an award will be past services and/or the expectation of future services. The number and type of awards under the Plan to be received by any eligible person cannot be determined at this time because no determination has been made as to any specific award, except with respect to non-employee Directors, whose proposed grants are described above.

SHARES THAT MAY BE ISSUED UNDER THE PLAN. The number of shares that may be issued or transferred to grantees under the Plan cannot exceed 4 million shares. Reload options may, however, be granted without regard to the 4 million limit. The number and kind of shares available under the Plan as well as under outstanding awards are subject to adjustment in the event of a reorganization or merger in which Syncor is the surviving entity, or a combination, recapitalization, stock split, stock dividend or other similar event which changes the number or kind of shares outstanding. Shares relating to options (other than reload options) or stock appreciation rights ("SARs") which are not exercised and lapse or areterminated, shares relating to restricted stock awards which do not vest, and shares relating to performance share awards which are not issued will again be available for purposes of the Plan.

AWARDS UNDER THE PLAN

     OPTIONS. An option is the right to purchase shares of our common stock at a future date at the exercise price (which may be less than fair market value) fixed by the Administrator on the date the option is granted. The purchase price may be paid in cash, with shares of our common stock or with such other lawful consideration as the Administrator may approve. The Administrator will designate each option as a "non-qualified" or an "incentive stock option." For a summary of the differences in the tax treatment of the two types of options, please refer to "Federal Income Tax Consequences" below. Incentive stock options may be subsequently amended in a manner that disqualifies them from such treatment.

Subject to early termination or acceleration provisions (which are summarized below), an option is exercisable from the date specified in the related award agreement until the expiration date determined by the Administrator. In no event, however, is an option exercisable prior to six months or after ten years and one day, from its date of grant. The Administrator may in its discretion permit a holder of a non-qualified option to defer the receipt of any shares upon the exercise of such option.

     STOCK APPRECIATION RIGHTS. A stock appreciation right or SAR is a right to receive payment based on the appreciation in the fair market value of our common stock from the date of grant to the date of exercise. In its discretion, the Administrator may grant an SAR concurrently with the grant of an option or independent of the grant of an option. An SAR granted concurrently with the grant of an option may extend to all or a portion of the shares covered by such option. An SAR granted concurrently with an option is only exercisable at such time, and to the extent, that the related option is exercisable. The number of shares with respect to which SARs are exercised will be charged against the aggregate amount of our common stock available under the Plan.

     RESTRICTED STOCK AWARDS. A Restricted Stock Award is an award of a fixed number of shares of our common stock subject to restrictions. The Administrator specifies the price, if any, the recipient must pay for such shares and the restrictions imposed on such shares. The recipient typically is entitled to dividends and voting rights pertaining to such shares even though they have not vested, so long as such shares have not been forfeited.

     PERFORMANCE SHARE AWARDS. A performance share award is an award of a fixed number of shares of our common stock, the issuance of which is contingent upon the attainment of such performance objectives, and the payment of such consideration, if any, as specified by the Administrator.

     RELOAD OPTIONS. A reload option, if granted at the discretion of the Administrator, gives the optionee the right to purchase a number of shares of our common stock equal to the number of shares surrendered to pay the exercise price or used to pay the withholding taxes applicable to an option exercise.
Reload options do not increase the net equity position of a participant. Their purpose is to facilitate continued stock ownership in Syncor by the participant. Reload options may be any type of option permitted under the Internal Revenue Code and will be granted subject to such terms, conditions, restrictions and limitations as may be determined by the Committee from time to time. Reload options may be granted only as non-qualified options and may be granted without regard to the limit on the maximum number of shares which may be issued under the Plan. Reload options may not be granted in connection with incentive stock options which have already been granted.

     STOCK DEPRECIATION RIGHTS. A stock depreciation right, if awarded, entitles an officer or Director to a payment by us in the event that the fair market value of shares issued upon exercise of an option declines during the six month period after exercise while those shares are still held by the officer or Director, to the extent that such shares if sold would be subject to matching liability under Section 16 of the Securities Exchange Act by virtue of a prior purchase.

     TAX-OFFSET BONUSES. A tax-offset bonus, if awarded, is a cash payment which we make upon the exercise of an option equal to a percentage of the difference between the fair market value of the shares upon exercise and the exercise price. The purpose of the bonus is to partially offset the income taxes owed as a result of the exercise.

CONTINUATION OF EMPLOYMENT. Except under certain circumstances more specifically described in the Plan, no option or SAR will be exercisable, no shares subject to a restricted stock award will vest and no performance share award will be paid unless the recipient remains our employee for at least six months following the applicable date of grant.

TERMINATION OF EMPLOYMENT. Upon a termination of employment, shares subject to the recipient's restricted stock awards which have not become vested by that date or shares subject to the recipient's performance share awards which have not been issued usually will be forfeited in accordance with the terms of the related award agreements. In addition, on such date, the recipient's options which have not yet become exercisable usually will terminate, while options which have become exercisable usually must be exercised within three months from such date or one year from such date if the termination of employment is a result of death, total disability or, in the case of incentive stock options, retirement. Such periods, however, cannot exceed the expiration dates of the options and are subject to extension, acceleration of ability to exercise or amendment in the discretion of the Administrator. SARs have the same termination provisions as the options to which they relate.

OTHER ACCELERATION OF AWARDS; CHANGE IN CONTROL. Upon the occurrence of a merger, liquidation, sale of all our assets, or change in control (someone acquires 20% beneficial ownership in our stock or there is an involuntary change in the composition of more than 50% of the Board), each option and each SAR will immediately become exercisable, each share covered by a restricted stock award will immediately vest, and each share covered by a performance share award will be issued to the recipient. Such acceleration will automatically occur unless the Administrator, prior to any such event, determines otherwise.

TERMINATION OR CHANGES TO THE PLAN. The Board may, at any time, amend, modify, suspend or terminate the Plan, but any amendment must be approved by the stockholders if required by law. Unless previously terminated by the Board, the Plan will terminate on June 20, 2010, and no awards will be granted under it thereafter, but such termination will not affect any award previously granted.

TAX CONSEQUENCES OF THE PLAN. The federal income tax consequences of the Plan under current federal law, which is subject to change, are summarized in the following discussion which deals with the general tax principles applicable to the Plan. State and local tax consequences are beyond the scope of this summary.

     NON-QUALIFIED STOCK OPTIONS. No taxable income will be realized by an optionee upon the grant of a non-qualified stock option. Upon exercise of a non-qualified stock option, the optionee will realize ordinary income in an amount measured by the excess of the fair market value of the shares on the date of exercise over the option price, and Syncor will be entitled to a corresponding deduction. Upon a subsequent disposition of the shares, the participant will realize short-term or long-term capital gain or loss measured by the difference between the fair market value of the shares on the date of exercise and the amount realized upon disposition of the shares. Syncor will not be entitled to any further deduction at that time.

If an optionee elects to defer the receipt of shares upon exercise of a non-qualified option, the optionee will not be treated as having received taxable income in respect of such shares until the end of the deferral period. The amount of taxable income will equal the value of the shares at the end of such period over the exercise price, and the optionee's holding period will commence at the end of such period. Syncor will be entitled to a deduction at such time and in such amount as the optionee recognizes taxable income.

     INCENTIVE STOCK OPTIONS. An optionee who receives an incentive stock option will not be treated as receiving taxable income upon the grant of the option or upon the exercise of the option. However, any appreciation in share value from the date of grant to the date of exercise will be an item of tax preference in determining liability for the alternative minimum tax. If stock acquired pursuant to an incentive stock option is not sold or otherwise disposed of within two years from the date of grant of the option or within one year after the date of exercise, any gain or loss resulting from disposition of the stock will be treated as long-term capital gain or loss. If stock acquired upon exercise of an incentive stock option is disposed of prior to the expiration of such holding periods (a "disqualifying disposition"), the optionee will realize ordinary income in the year of such disposition in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Any gain in excess of that ordinary income amount generally will be capital gain. However, under a special rule, the ordinary income realized upon a disqualifying disposition will not exceed the amount of the optionee's gain.

Syncor will not be entitled to any deduction as a result of the grant or exercise of an incentive stock option, or on a later disposition of the stock received, except that in the event of a disqualifying disposition Syncor will be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

     STOCK DEPRECIATION RIGHTS AND TAX-OFFSET BONUSES. Payments made pursuant to stock depreciation rights and tax-offset bonuses will constitute ordinary income to an employee when received by the employee. Syncor generally will be entitled to a deduction equal to the amount of the payment included in the employee's income.

     STOCK APPRECIATION RIGHTS. At the time of receiving an SAR, the participant will not recognize any taxable income. Likewise, Syncor will not be entitled to a deduction for the SAR. Upon the exercise of an SAR, the participant will generally recognize ordinary income in an amount equal to the cash and/or fair market value of the shares received. If a participant receives stock, then the amount recognized as ordinary income becomes the participant's tax basis for determining gains or losses (taxable either as short-term or long-term capital gain or loss, depending on whether or not the shares are held for more than one year) on the subsequent sale of such stock. The holding period for such shares commences as of the date ordinary income is recognized. Syncor will be entitled to a deduction in the amount of, and at a time that the participant first recognizes, ordinary income.

     RESTRICTED STOCK. The recipient of restricted stock will recognize ordinary income equal to the excess of the fair market value of the restricted stock at the time the restrictions lapse over the amount which the recipient paid for the restricted stock. However, the recipient may elect, within 30 days after the date of receipt, to report the fair market value of the stock (less the amount paid therefor by the recipient) as ordinary income at the time of receipt. Syncor may deduct an amount equal to the income recognized by the recipient at the time the recipient recognizes the income.

The tax treatment of restricted stock which is disposed of will depend upon whether the recipient made an election to include the net value of the stock in income when awarded. If the recipient made such an election, any disposition after the restrictions lapse will result in a long-term or short-term capital gain or loss depending upon the period the restricted stock is held. If, however, such election is made and for any reason the restrictions imposed on the restricted stock fail to lapse, and a forfeiture results, the individual will not be entitled to a deduction as to any such forfeiture, even though the election will have resulted in an acceleration of taxable income. A capital loss will be available to the extent of any amount paid for the restricted stock. If an election is not made, disposition after the lapse of restrictions will result in short-term or long-term capital gain or loss equal to the difference between the amount received on disposition and the greater of the amount paid for the stock by the recipient or its fair market value at the date the restrictions lapsed.

     PERFORMANCE AWARDS. A participant who has been granted a performance award will not realize taxable income at the time of the grant, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or shares, the participant will have ordinary income, and Syncor will have a corresponding deduction. The measure of such income and deduction will be the amount of cash and the fair market value of the shares at the time the award is paid.

     SPECIAL RULES GOVERNING PERSONS SUBJECT TO SECTION 16(B). Under the federal tax law, special rules may apply to participants in the Plan who are subject to the restrictions on resale of our common stock under Section 16(b) of the Securities Exchange Act. These rules, which effectively take into account the Section 16(b) restrictions, apply in limited circumstances and may impact the timing and/or amount of income recognized by these persons with respect to certain stock-based awards under the Plan.

     LIMITATIONS ON DEDUCTIBILITY. If, as a result of certain changes in control in Syncor, a participant's options or SARs become immediately exercisable, or if restrictions immediately lapse on restricted stock, or if shares covered by a performance award are immediately issued, the additional economic value, if any, attributable to the acceleration may be deemed a "parachute payment." The additional value will be deemed a parachute payment if such value, when combined with the value of other payments which are deemed to result from the change in control, equals or exceeds a threshold amount equal to 300 percent of the participant's average annual taxable compensation over the five calendar years preceding the year in which the change in control occurs. In such case, the excess of the total parachute payments over such participant's average annual taxable compensation will be subject to a 20 percent non-deductible excise tax in addition to any income tax payable. Syncor will not be entitled to a deduction for that portion of any parachute payment which is subject to the excise tax. A "change in control" for those purposes is defined in Section 2.1(h) of the Plan.

The amount which may be deducted by Syncor with respect to compensation paid to the Chief Executive Officer and four other most highly compensated executives is limited to $1 million per tax year for each individual. Certain awards under the Plan may be exempt from the $1 million limit because of a "performance-based" exception.

     STOCK PAYMENTS. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will be taxed as if the cash payment has been received and Syncor will have a deduction in the same amount.

The affirmative vote of the holders of a majority of the shares present and voting on this proposal to amend the 2000 Master Stock Incentive Plan is required to approve the proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT OF THE NON-EMPLOYEE DIRECTORS' OPTION PROGRAM UNDER THE 2000 MASTER STOCK INCENTIVE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.


             ANNUAL REPORT TO STOCKHOLDERS

The Annual Report to Stockholders concerning our operations in 2000, including consolidated financial statements for that period, is enclosed with this proxy statement.


         FINANCIAL STATEMENTS AND INFORMATION

Our consolidated financial statements for 2000 and management's discussion and analysis of financial condition and results of operations appear in our Annual Report to Stockholders which accompanies this proxy statement, and are incorporated herein by reference.


                STOCKHOLDER PROPOSALS

Stockholder proposals for consideration at the Annual Meeting expected to be held on June 18, 2002, must be received by us no later than February 22, 2002 in order for such proposals to be included in the proxy materials for the 2002 Annual Meeting. To be included, proposals must be proper under law and must comply with the Rules and Regulations of the Securities and Exchange Commission and our By-Laws. All such proposals should be addressed to Mr. John S. Baumann, our Secretary.


                   OTHER MATTERS

The Board of Directors is not aware of any other matters which are to be presented at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote on such matters in accordance with their judgment.

The above notice and proxy statement are sent by order of the Board of Directors.



May 14, 2001                              JOHN S. BAUMANN
Woodland Hills, California                Secretary




           AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

UPON WRITTEN REQUEST, SYNCOR WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, EXCEPT FOR EXHIBITS THERETO, FOR THE PERIOD ENDED DECEMBER 31, 2000 FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, TO ANY STOCKHOLDER OF RECORD AT THE CLOSE OF BUSINESS ON APRIL 23, 2001. ANY EXHIBIT WILL BE PROVIDED ON REQUEST UPON PAYMENT OF THE REASONABLE EXPENSES OF FURNISHING THE EXHIBIT. REQUESTS SHOULD BE ADDRESSED TO SYNCOR, TO THE ATTENTION OF INVESTOR RELATIONS, 6464 CANOGA AVENUE, WOODLAND HILLS, CALIFORNIA 91367-2407, OR TELEPHONE (818) 737-4000.


                         APPENDIX 1

                  AUDIT COMMITTEE CHARTER
            OF SYNCOR INTERNATIONAL CORPORATION

* PURPOSE

The primary purpose of the Audit Committee (the "Committee") is to assist the Board of Directors of Syncor International Corporation (the "Board") in fulfilling its responsibility to oversee management's conduct of the Company's financial reporting process, including overseeing the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof, the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements and the Company's legal compliance and ethics programs as established by management and the Board.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention and will have full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, auditors or other experts for this purpose.

The Board and the Committee are in place to represent the Company's stockholders; accordingly, the outside auditor is ultimately accountable to the Board and the Committee.

The Committee shall review the adequacy of this Charter on an annual basis.

* MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and the Committee's composition will meet the requirements of the Audit Committee Policy of the NASD.

Accordingly, all of the members will be directors:

1.	Who have no relationship to the Company that may interfere
	with the exercise of their independence from management and the Company; and

2.	Who are financially literate or who become financially literate
	within a reasonable period of time after appointment to the Committee.

In addition, at least one member of the Committee will have accounting or related financial management expertise.

* KEY RESPONSIBILITIES

The Committee's job is one of oversight and it recognizes that the Company's management is responsible for preparing the Company's financial statements and that the outside auditors are responsible
for auditing those financial statements.   Additionally, the
Committee recognizes that financial management including the internal audit staff, as well as the outside auditors, have more time, knowledge and more detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

	1.	The Committee shall review with management and the
		outside auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No.61.

	2.	As a whole, or through the Committee chair, the
		Committee shall review with management and the outside auditors the Company's interim financial results to be included in the Company's quarterly reports to be filed with Securities and Exchange Commission and the matters to be discussed by SAS No. 61; this review will occur prior to the Company's filing of the Form 10-Q.

	3.	The Committee shall:

		a.	request from the outside auditors annually, a formal
			written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard Number 1;

		b.	discuss with the outside auditors any such disclosed
			relationships and their impact on the outside auditor's independence;

		c.	recommend that the Board take appropriate action (1) to
			oversee the independence of the outside auditor or (2) in response to the outside auditor's report to satisfy itself of the auditor's independence in response to the outside auditor's report;

		d.	discuss at least annually with management and the outside
			auditors the quality and adequacy of the Company's internal controls; and

		e.	annually prepare a report to stockholders as may be
			required by the Securities and Exchange Commission.

	4.	The Committee, subject to any action that may be taken by the
		full Board, shall have the ultimate authority and responsibility to select or nominate for shareholder approval, evaluate and, where appropriate, replace the outside auditor.